EX-99.23.m.xviii

                                  THE CASH FUND
                           SHAREHOLDER SERVICING PLAN

         WHEREAS, AmeriPrime Funds, an Ohio business trust (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the "Shares"), which may be divided into one or more series of Shares ("Series"); and

         WHEREAS, the Trust currently offers several Series, one of which is The Cash Fund (the "Fund"); and

         WHEREAS, the Trustees of the Trust have approved this Plan, with respect to certain classes of shares ("Classes") of the Fund set forth in exhibits hereto, in order that the Fund may make payments to obtain certain personal services for shareholders and/or the maintenance of shareholder accounts;

      NOW THEREFORE, the Trust hereby adopts this Plan for the Fund, on the following terms and conditions:

     1. Shareholder Servicing. Subject to the supervision of the Trustees of the Trust, The Fund may incur expenses for payments made to securities dealers or other financial intermediaries, financial institutions, investment advisors and others ("Providers")that (a) hold Shares of the Fund for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders or (b) render shareholder support services, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request. The fees for the above described services are intended to be "service fees" for purposes of Section 26(d) of the Rules of Fair Practice of the NASD. If the NASD (or any successor to such rule) adopts a definition of "service fees" that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such NASD definition.

     2. Payments. In compensation for services provided pursuant to this Plan, Providers will be paid a monthly fee computed at an annual rate not to exceed 0.25% of the average daily net asset value of the Fund. Such payments for distribution activities may be made directly by the Trust, or the Fund's investment adviser or distributor may pay such expenses and obtain reimbursement from the Trust. Any payments made to a Provider pursuant to this Plan will be made in accordance with a "Shareholder Services Agreement" entered into by the Provider and the Trust on behalf of the Fund.

3.       Term and Termination.

     (a) This Plan shall become effective (i) after approval by majority votes of: (a) the Trust's Board of Trustees; and (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any related documents to the Plan ("Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan; and (ii) upon execution of an exhibit adopting this Plan.

     (b) This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the Trustees as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 3(a) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.

     (c) This Plan may be terminated at any time as to any Class by the vote of a majority of the Disinterested Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class. If this Plan is terminated, the Fund will not be required to make any payments for expenses incurred after the date of termination.

4. Amendments. All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof.

5. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

6. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

8. Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon the Trustees, the shareholders of the Trust individually or the assets or property of any other series of the Trust, but are binding only upon the assets and property of the Fund.





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                                   Exhibit to
                                  THE CASH FUND
                           SHAREHOLDER SERVICING PLAN


The Plan has been adopted with respect to the following Classes:

                                     Pinnacle Shares


                                                                AmeriPrime Funds


Dated: 3/5/01                                             By:         /s/
                                                               ----------------
                                                 Kenneth Trumpfheller, President